Exhibit 10.2 Boston Scientific Corporation (“Boston Scientific”) Relative Total Shareholder Return Performance Share Program (“rTSR Program”) Performance Period January 1, 2026 - December 31, 2028

I.Purpose of the rTSR Program
The purpose of the rTSR Program is to align Boston Scientific’s executive compensation program with the interests of shareholders and to reinforce the concept of pay for performance by comparing the Total Shareholder Return of shares of Boston Scientific Common Stock (the “Common Stock”) to the TSR of companies included in the S&P 500 Healthcare Index over a three-year period beginning on January 1, 2026.
The rTSR Program entails the grant of Restricted Stock Units, and the program shall be administered, under the Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan (the “2011 LTIP”). Terms not defined in this rTSR Program document but defined in the 2011 LTIP shall have the same meaning as in the 2011 LTIP.
II.Eligible Participants
The rTSR Program covers members of the Executive Committee on the date that awards are granted under the rTSR Program as determined and, in the amounts, established by the Executive Compensation and Human Resources Committee of the Board of Directors (the “Committee”).
III.    Performance Share Units
The Restricted Stock Units awarded under the rTSR Program (the “Performance Share Units”) shall vest only upon satisfaction of both the performance criteria described in this Section III and the payment eligibility criteria described in Section VII. The applicable performance criteria are based on the TSR of the Common Stock relative to the TSR of companies in the S&P 500 Healthcare Index.
The TSR for Boston Scientific and all other companies in the S&P 500 Healthcare Index will be measured over a three-year period beginning January 1, 2026 and ending on December 31, 2028 (the “Performance Period”).
The number of Performance Share Units as to which the performance criteria under this rTSR Program shall be determined to have been satisfied will be in a range of 0% to 200% of the target number of Performance Share Units awarded to the participant as follows:

rTSR Performance Percentile Rank	Performance Share Units as a Percent of Target
75th Percentile or above	200%
55th Percentile	100%
25th Percentile	30%
Below 25th Percentile	0%

If the minimum level of performance is achieved, the number of Performance Share Units will be calculated linearly between each set of data points.

Exhibit 10.2 Boston Scientific Corporation (“Boston Scientific”) Relative Total Shareholder Return Performance Share Program (“rTSR Program”) Performance Period January 1, 2026 - December 31, 2028

Following the end of the Performance Period, the Committee shall determine the number of Performance Share Units as to which the performance criteria of this program have been satisfied, which determination shall be final and binding. Shares of Common Stock will be delivered or otherwise made available to the participant no later than March 15, 2029 in settlement of the Performance Share Units as to which the performance criteria of this program have been satisfied if and to the extent the payment eligibility criteria of Section VII below are also satisfied. Any Performance Share Units as to which the performance criteria of this Section III have not been satisfied will be forfeited in their entirety.

IV.     Calculation of Total Shareholder Return and Definitions

The TSR for Boston Scientific and each other company in the S&P 500 Healthcare Index shall include any cash dividends paid during the Performance Period and shall be determined as follows:
Total Shareholder Return for the Performance Period =
(Change in Stock Price + Dividends Paid) / Beginning Stock Price
“Beginning Stock Price” means the daily average closing price as quoted on the New York Stock Exchange or the NASDAQ Global Select Market, as applicable, of one (1) share of common stock for the two calendar months prior to the beginning of the Performance Period.
“Change in Stock Price” means the difference between the Beginning Stock Price and the Ending Stock Price.
“Dividends Paid” means the total of all cash dividends paid on one (1) share of stock during the Performance Period.
“Ending Stock Price” means the daily average closing price as quoted on the New York Stock Exchange or the NASDAQ Global Select Market, as applicable, of one (1) share of common stock for the last two calendar months of the Performance Period.
Example: If the Beginning Stock Price for a company was $25.00 per share, and the company paid $2.50 in dividends over the Performance Period, and the Ending Stock Price was $30.00 per share (thereby making the Change in Stock Price $5.00 ($30.00 minus $25.00)), then the TSR for that company would be thirty percent (30%). The calculation is as follows: 0.30 = ($5.00 + $2.50) / $25.00
V.     Calculation of Percentile Performance
Following the calculation of the TSR for the Performance Period for Boston Scientific and each of the other companies in the S&P 500 Healthcare Index, Boston Scientific and the other companies in the S&P 500 Healthcare Index will be ranked, in order of maximum to minimum, according to their respective TSR for the Performance Period.
After this ranking, the percentile performance of Boston Scientific as compared to the other companies in the S&P 500 Healthcare Index shall be determined by the following formula:

Exhibit 10.2 Boston Scientific Corporation (“Boston Scientific”) Relative Total Shareholder Return Performance Share Program (“rTSR Program”) Performance Period January 1, 2026 - December 31, 2028

“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of standard scientific rounding conventions.
“N” represents the number of companies in the S&P 500 Healthcare Index, including Boston Scientific.
“R” represents Boston Scientific’s ranking versus the other companies in the S&P 500 Healthcare Index.
Example: If Boston Scientific ranked 10th out of 54 companies, the performance (“P”) therefore will be in the 83rd percentile.
This calculation is as follows:     0.83 = 1 – (10 – 1) / (54 – 1)

VI.     S&P 500 Healthcare Index

The companies currently included in the S&P 500 Healthcare Index can be found in Appendix A attached hereto.

Only companies in the S&P 500 Healthcare Index for an entire Performance Period will be used to determine the TSR percentile rank.

If two companies in the S&P 500 Healthcare Index merge, the surviving company shall remain in the S&P 500 Healthcare Index.

If a company in the S&P 500 Healthcare Index merges with, or is acquired by, a company that is not in the S&P 500 Healthcare Index, and the company in the S&P 500 Healthcare Index is the surviving company, then the surviving company shall be included in the S&P 500 Healthcare Index.

If a company in the S&P 500 Healthcare Index merges with, or is acquired by, a company that is not in the S&P 500 Healthcare Index, and the company in the S&P 500 Healthcare Index is not the surviving company or the surviving company is no longer publicly traded, then the surviving company shall not be included in the S&P 500 Healthcare Index.

Notwithstanding the foregoing, if a company in the S&P 500 Healthcare Index ceases to be listed in the Healthcare Sector under the Standard & Poor’s Global Industry Classification Standard (GICS) at any time during the Performance Period (including after a merger, acquisition or other business transaction described above), then it shall not be included in the S&P 500 Healthcare Index.

Exhibit 10.2 Boston Scientific Corporation (“Boston Scientific”) Relative Total Shareholder Return Performance Share Program (“rTSR Program”) Performance Period January 1, 2026 - December 31, 2028

VII.     Payment Eligibility Criteria
Except as set forth below with respect to a Change in Control, no Performance Share Units shall vest prior to the end of the Performance Period (December 31, 2028).
If a participant’s employment with Boston Scientific and its Affiliates (the “Company”) terminates before the last day of the Performance Period, all of his or her Performance Share Units shall be forfeited in their entirety except as set forth below.
Participants on military, sick or other bona fide leave of absence on December 31, 2028 will not be deemed to have terminated employment with the Company if such absence does not exceed 180 days or, if longer, the period the participant retains the right by statute or by contract to return to employment with the Company.
Subject to the terms of any separate Change in Control or similar agreement to which a participant is bound, if there is a Change in Control after December 31, 2026 but before the end of the Performance Period, shares of Common Stock shall be issued in respect of the Performance Share Units as to which the performance criteria of this program have been satisfied using the last day of the month preceding the date on which the Change in Control is consummated as the ending date of the Performance Period in lieu of December 31, 2028, as determined by the Committee immediately prior to the consummation of the Change in Control. Such issuance shall occur within 70 days of the effective date of the Change in Control, on a prorated basis. The number of shares to be issued on a prorated basis shall be determined as follows: (# Performance Share Units achieved pursuant to the table in Section III * ((# of full and partial months during the Performance Period, rounded up to the nearest whole month/36)). The number of prorated shares to be issued to the participant, if any, will be approved by the Committee at its next regular meeting. In the event a Change in Control occurs prior to January 1, 2027, the Performance Share Units will be forfeited in their entirety.

If a participant’s employment with the Company terminates due to Retirement after December 31, 2026 but before the end of the Performance Period, the participant will continue to be eligible to vest in a pro rated number of Performance Share Units and shares of Common Stock shall be issued in respect of the Performance Share Units as to which the performance criteria of this program have been satisfied at the end of the Performance Period, but no later than March 15, 2029, on a prorated basis using the effective date of the participant’s termination of employment. The number of shares to be issued on a prorated basis shall be determined as follows: (# Performance Share Units achieved pursuant to the table in Section III * ((# of full and partial months worked during the Performance Period, rounded up to nearest whole month) / 36)). The number of prorated shares, if any, to be issued to the participant will be approved by the Committee at its regular meeting next following the date of the participant’s employment termination. In the event a participant’s employment with the Company terminates due to Retirement prior to January 1, 2027, the Performance Share Units will be forfeited in their entirety.

If a participant’s employment with the Company terminates due to death or Disability before the end of the Performance Period, the participant will continue to be eligible to vest in all of his or her Performance Share Units and shares of Common Stock shall be issued in respect of the Performance Share Units as to which the performance criteria of this program have been satisfied at the end of the Performance Period, but no later than March 15, 2029. The number of shares, if

Exhibit 10.2 Boston Scientific Corporation (“Boston Scientific”) Relative Total Shareholder Return Performance Share Program (“rTSR Program”) Performance Period January 1, 2026 - December 31, 2028

any, to be issued to the participant will be approved by the Committee at its regular meeting next following the date of the participant’s employment termination.
VII.     Termination, Suspension or Modification and Interpretation of the rTSR
Program

The Committee has sole authority over administration and interpretation of the rTSR Program. The Committee hopes and expects to continue the program in effect but retains its right to exercise discretion as it sees fit, including to prospectively terminate, suspend or modify the rTSR program or criteria for eligible participation in future years. If suspended, the Committee may reinstate with or without modification all or part of the rTSR Program or criteria for eligible participation; However, no amendment of the Program after the grant date may materially and adversely impair a participant’s rights under awards made pursuant to the rTSR Program without the participant’s consent unless the amendment is necessary or desirable to facilitate compliance with applicable law, as determined in the sole discretion of the Committee. The Committee reserves the exclusive right to determine eligibility to participate in this rTSR Program and to interpret all applicable terms and conditions.

IX.    Recoupment Policy

General Recoupment Policy. To the extent permitted by governing law, the Board, in its discretion, may seek Recovery of Performance Share Units granted to a Current Executive Committee Member or Former Executive Committee Member if, in the judgment of the Board, such Executive Committee Member, while serving in capacity as a Current Executive Committee Member, commits misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company.

Definitions. The following terms shall have the meaning set forth below:

(1)    "Current Executive Committee Member" means any individual currently designated as a corporate officer of the Company who is in an organizational job level of E-4 or E-5 (or any equivalent level under any future organizational framework).

(2)    "Executive Committee Member" means any Current Executive Committee Member or Former Executive Committee Member.

(3)    "Former Executive Officer" means any individual previously (but not currently) designated as a corporate officer of the Company who was in an organizational job level of E-4 or E-5 (or any equivalent level under any future organizational framework).

(4)    "Recovery" means the forfeiture or cancellation of unvested Performance Share Units.

Recoupment Required by Law. Performance Share Units and any compensation associated therewith are subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee in effect from time to time, which includes but is not limited to the Company’s Dodd-Frank Clawback Policy and any other compensation recovery policy adopted by the Board or the Committee including in response to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, the U.S.

Exhibit 10.2 Boston Scientific Corporation (“Boston Scientific”) Relative Total Shareholder Return Performance Share Program (“rTSR Program”) Performance Period January 1, 2026 - December 31, 2028

Securities and Exchange Commission’s final rules thereunder, and any applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law.

X.    Other
This document sets forth the terms of the rTSR Program and is not intended to be a contract or employment agreement between the participant and the Company. As applicable, it is understood that both the participant and the Company have the right to terminate the participant’s employment with the Company at any time, with or without cause and with or without notice, in acknowledgement of the fact that their employment relationship is “at will.”
To the extent section 409A of the Internal Revenue Code (“Code”) applies to any award under this rTSR Program, the award shall be interpreted in a manner consistent with Code section 409A. Where section 409A applies, in the case of any payment made on termination of employment, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Code section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Where section 409A applies, in the case of a payment made upon a Change in Control, a Change in Control shall not be deemed to have occurred unless there is a change in the ownership or effective control of Boston Scientific, or in the ownership of a substantial portion of the assets of Boston Scientific, as defined in Code section 409A. Where required by section 409A in the case of a specified employee (as determined under Code section 409A), payments on termination shall be made on the first business day of the seventh month following termination.

Exhibit 10.2 Boston Scientific Corporation (“Boston Scientific”) Relative Total Shareholder Return Performance Share Program (“rTSR Program”) Performance Period January 1, 2026 - December 31, 2028

Appendix A

Annual Executive LTIP Program
S&P 500 Healthcare Index as of October 1, 2025 – 60 Companies

Company Name	Company Name
Abbott Laboratories	Insulet Corporation
AbbVie Inc.	Intuitive Surgical, Inc.
Agilent Technologies, Inc.	IQVIA Holdings Inc.
Align Technology, Inc.	Johnson & Johnson
Amgen, Inc.	Labcorp Holdings Inc.
Baxter International Inc.	McKesson Corporation
Becton, Dickinson and Company	Medtronic plc
Biogen Inc.	Merck & Co., Inc.
Bio-Techne Corporation	Mettler-Toledo International Inc.
Boston Scientific Corporation	Moderna, Inc.
Bristol-Myers Squibb Company	Molina Healthcare, Inc.
Cardinal Health, Inc.	Pfizer Inc.
Cencora, Inc.	Quest Diagnostics Incorporated
Centene Corporation	Regeneron Pharmaceuticals, Inc.
Charles River Laboratories International, Inc.	ResMed Inc.
CVS Health Corporation	Revvity, Inc.
Danaher Corporation	Solventum Corporation
DaVita Inc.	STERIS plc
DexCom, Inc.	Stryker Corporation
Edwards Lifesciences Corporation	The Cigna Group
Elevance Health, Inc.	The Cooper Companies, Inc.
Eli Lilly and Company	Thermo Fisher Scientific Inc.
GE HealthCare Technologies Inc.	UnitedHealth Group Incorporated
Gilead Sciences, Inc.	Universal Health Services, Inc.
HCA Healthcare, Inc.	Vertex Pharmaceuticals Incorporated
Henry Schein, Inc.	Viatris Inc.
Hologic, Inc.	Waters Corporation
Humana Inc.	West Pharmaceutical Services, Inc.
IDEXX Laboratories, Inc.	Zimmer Biomet Holdings, Inc.
Incyte Corporation	Zoetis Inc.